UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2014

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Boulevard

St. Louis, Missouri 63105

(Address of Principal Executive Office and zip code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 24, 2014, Centene Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein (the “Underwriters”), and Allen & Company LLC, solely in its capacity as qualified independent underwriter, to sell $300,000,000 principal amount of the Company’s 4.75% senior notes due 2022 (the “Notes”) in a public offering made pursuant to a registration statement and a related prospectus supplement filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company intends to use the net proceeds of the offering to repay amounts outstanding under its revolving credit facility and to pay related fees and expenses. The remainder of the proceeds will be used for general corporate purposes, primarily including the funding of statutory capital. The Underwriting Agreement contains customary terms and conditions.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of April 29, 2014, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Pursuant to the Indenture, the Company will pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2014. The Notes will mature on May 15, 2022. The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all its existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the assets securing such obligations.

At any time prior to May 15, 2019, Centene may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the applicable “make-whole” premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date).

On or after May 15, 2019, Centene may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date). The redemption price for the Notes (expressed as a percentage of principal amount) if redeemed during the 12-month period commencing on (1) May 15, 2019 is 102.375%, (2) May 15, 2020 is 101.188% and (3) May 15, 2021 and thereafter is 100.000%.

If the Company experiences specific kinds of changes of control, it will be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Indenture includes covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; make other restricted payments and investments; sell assets, including capital stock of restricted subsidiaries; create certain liens; incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, in the case of the Company’s subsidiaries, guarantee indebtedness; engage in transactions with affiliates; create unrestricted subsidiaries; and merge or consolidate with other entities. The covenants are subject to a number of important exceptions and qualifications set forth in the Indenture. The Indenture also provides for customary events of default.

Certain of the Underwriters or their affiliates perform and have performed commercial and investment banking and advisory services for the Company from time to time for which they receive and have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they will receive fees and expenses.

The foregoing descriptions of the Underwriting Agreement and the Indenture do not purport to be complete and are qualified in their entirety by reference to the text of the applicable agreement, filed as Exhibit 1.1 and 4.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

We are filing this Current Report on Form 8-K to add exhibits to the Company’s Registration Statement on Form S-3 (File No. 333-174164).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: April 29, 2014	By:	/s/ William N. Scheffel
William N. Scheffel
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated April 24, 2014, by and among the Company, Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein, and Allen & Company LLC, solely in its capacity as qualified independent underwriter.

4.1	Indenture, dated April 29, 2014, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2022 (including Form of Global Note as Exhibit A thereto).

5.1	Opinion of Bryan Cave LLP, counsel to the registrant.

23.1	Consent of Bryan Cave LLP (Included in Exhibit 5.1 to this Current Report on Form 8-K).